                                                            EXHIBIT NO. 99.8(b)

                 MASSACHUSETTS GOVERNMENT LIMITED MATURITY FUND
               500 Boylston Street o Boston o Massachusetts 02116


                                                     As of April 1, 2003


MFS Service Center, Inc.
500 Boylston Street
Boston, MA 02116

Dear Sir/Madam:

         This will confirm our understanding that Exhibit B to the Shareholder Servicing Agent Agreement between us, dated August 10, 1988, as amended, is hereby amended, effective immediately, to read in its entirety as set forth on Attachment 1 hereto.

         Please indicate your acceptance of the foregoing by signing below.

                                            Sincerely,

                                            MASSACHUSETTS GOVERNMENT LIMITED
                                            MATURITY FUND


                                            By: RICHARD M. HISEY
                                                -------------------------------
                                                Richard M. Hisey
                                                Treasurer

Accepted and Agreed:

MFS SERVICE CENTER, INC.


By: ROBERT J. WHELAN
    ---------------------------------
    Robert J. Whelan
    Treasurer

                                                                   ATTACHMENT 1
                                                            As of April 1, 2003

                          EXHIBIT B TO THE SHAREHOLDER
                       SERVICING AGENT AGREEMENT BETWEEN
                       MFS SERVICE CENTER, INC. ("MFSC")
        AND MASSACHUSETTS GOVERNMENT LIMITED MATURITY FUND (THE "FUND")

The fees to be paid by the Fund on behalf of its series with respect to all shares of each series of the Fund to MFSC, for MFSC's services as shareholder servicing agent, shall be 0.11% of the average daily net assets of the Fund, subject to applicable performance-related adjustments.